EXHIBIT 10.19

TYME TECHNOLOGIES, INC.

17 State Street – 7th Floor

New York, New York 10004

September 10, 2018

Mr. James Biehl

Dear Jim:

This letter (this “letter agreement”) sets forth our agreement with respect to your employment with Tyme Technologies, Inc., a Delaware corporation (the “Company”).

1.Employment.  You will be employed by the Company upon the terms and conditions set forth in this letter agreement for the period effective as of the date hereof (the “Effective Date”) and ending as provided in Section 4 (the “Employment Period”).  Prior to the Effective Date, you shall provide consulting services to the Company on an “as needed” basis, subject to your other personal and business obligations.

2.Position and Duties.  During the Employment Period, you will serve as Chief Legal Officer of the Company and will have the usual and customary duties, responsibilities and authorities of a person in such positions and such other duties assigned to you by the Chief Executive Officer of the Company (the “CEO”) which are consistent with your positions.  You will report directly to the CEO and the Board of Directors of the Company (the “Board”).  You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such positions.  In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future, including without limitation Tyme Inc., a Delaware corporation, and Luminant Biosciences, LLC (collectively, all such subsidiaries and/or affiliates shall be referred to as the “Company Affiliates”).  Notwithstanding anything to the contrary contained in this letter agreement, you may provide outside counsel services to third parties (the “Third Party Services”); provided that (x) the time and efforts extended by you in providing the Third Party Services do not interfere with your work, efforts and attention to your duties to the Company and (y) in connection with your providing the Third Party Services, you do not in any way or manner note your position with the Company, use your Company provided URL address, telephone number, stationery, computer or other equipment, nor hold meetings at the Company’s facilities.  Except for travel for business purposes, you will be employed and your primary office will be located at the Company office anticipated to be located in or near Princeton, New Jersey (the “Company Office”).

3.Compensation.

(a)During the Employment Period, your base salary will be $450,000.00 per annum (your “Base Salary”).  Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.  Your Base Salary may be reviewed annually (beginning on or about April 1, 2019) by the Board and may be increased by the Board in its sole discretion.  Unless agreed by you in writing, your Base Salary may not be decreased by the Board or otherwise.

(b)In addition to your Base Salary, you shall receive a signing bonus of $100,000.00, payable in full on the next regular payroll payment date following the Effective Date.

(c)You will also be entitled, conditioned upon your continued employment with the Company or one of the Company Affiliates through and including the applicable date of payment, to receive one or more special bonuses (each, a “Performance Bonus”), in such amount(s), for such period(s) and based on such criteria as determined from time to time, and if ever, by the Board in the Board’s sole discretion.

(d)During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board.  During the Employment Period, you will be entitled to four weeks paid vacation during each calendar year, with such vacation time pro-rated for any partial calendar years during the Employment Period; provided, however, that no carry-over of unused vacation time shall be permitted and no compensation shall be paid for any such unused vacation time.

(e)The Company shall reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period; provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”).  In addition, the Company shall reimburse you for all reasonable costs and expenses charged by the third parties in connection with the relocation of your office furniture and business files from their present location to the Company Office.

(f)During the Employment Period, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy and with limits customary for similarly situated companies.

(g)In addition to the other compensation to which you are entitled under this letter agreement, effective as of the Effective Date, the Company shall grant you a ten-year option (the “Option”) to purchase up to 500,000 shares of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), at an exercise price per share equal to the closing per share price of the Common Stock on the Effective Date, as reported by the Nasdaq Stock Market, such option shares to vest over a three-year period in equal quarterly installments of 41,666 shares (41,674 shares, in the case of the final installment).  The Option will be evidenced by a Nonqualified Option Agreement (the “Option Agreement”) in the form attached as Exhibit A to this letter agreement.  In the event of any conflict between the description and terms of the Option contained in this letter agreement and the description and terms contained in the Option Agreement (including without limitation references in the Option Agreement to the terms and conditions of the 2015 Plan), the description and terms contained in the Option Agreement shall govern.

(h)The Company shall reimburse you for all (x) registration and other fees and occupational taxes charged by state authorities to maintain your license to practice law in the State of New Jersey and Commonwealth of Pennsylvania and (y) fees and other reasonable Expenses incurred in connection with your attendance at and participation in continuing legal education courses and classes in order to maintain your license to practice law under the laws of the State of New Jersey and Commonwealth of Pennsylvania and regulations, promulgated under such laws.

4.Termination.  The Employment Period will end on the date which is 30 months (i.e., 2-½ years) following the Effective Date (the “Expiration Date”), unless sooner terminated as provided below.  Unless the Employment Period has been terminated in accordance with the following sentence of this Section 4, commencing with the six-month anniversary of the Effective Date, and on each subsequent six-month anniversary thereafter, the Expiration Date shall automatically be extended by an additional six months, such that, on any given day during the Employment Period, the remaining Employment Period shall never be less than two years and one day.  Notwithstanding the foregoing, the Employment Period (i) will terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(e) below) delivered to you as a result of your Disability (as defined in Section 5(g) below), (iii) may be terminated by the Company at any time for Cause (as defined in Section 5(f) below), (iv) may be terminated by you for Good Reason (as defined in Section 5 (h) below) and (v) may be terminated by the Company without Cause or by you without Good Reason.

5.Severance.

(a)If the Employment Period is terminated by the Company without Cause or by you for Good Reason, you will be entitled to receive (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(e) below) and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, (iii) an amount equal to the sum of your Base Salary that you would have received from the Termination Date through the then applicable Expiration Date, which shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended, (iv) except as set forth in the final sentence of this Section 5(a), immediate and full vesting of all your equity awards, (v) if you timely elect continued coverage pursuant to COBRA, payment of your share of the premium cost at the same rate as for active employees of the Company for the 18-month period following the Termination Date and (vi) any unpaid Expenses as of the Termination Date.  Except as set forth in Section 5(d), upon delivery of the payments and benefits described in this Section 5(a), the Company shall have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company; provided, however, the Company’s obligation to make the payments to you described in clauses (iii), (iv) and (v) of this Section 5(a) is conditioned upon your executing and delivering, no later than 45 days following the Termination Date (and not revoking), a release relating to your employment by the Company in favor of the Company, the Company Affiliates and their respective stockholders, officers, members, managers, directors, employees, subsidiaries and affiliates substantially in the form attached as Exhibit A; provided, further, that until the period to revoke such release has expired, the Company shall retain any Base Salary installment payment that would otherwise be made pursuant to clause (iii) of this Section 5(a), with such payment being made on the next regularly scheduled payroll date after such revocation period expires.  In the event that the Company’s delivers written notice to you that the Board, in its good faith and reasonable judgment, has determined that you have been negligent in the performance of your duties, provided that you have been given an opportunity of no less than 30 days after receipt of such notice to cure any such instances of negligence, if the Company terminates your employment without Cause following the Board’s good faith, reasonable determination that you have failed to cure, any unvested equity awards that you hold will be forfeited.

(b)If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date.  Except as set forth in Section 5(d), upon delivery of the payments described in this Section 5(b), the Company will have no further obligation to you under this letter agreement with respect to your employment with the Company.

(c)If the Employment Period is terminated due to your Disability (as defined in Section 5(g) below) or death, the Company will pay you or your estate, whichever is applicable, (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date.  Except as set forth in Section 5(d), upon delivery of the payments described in this Section 5(c), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.

(d)Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the Termination Date and your last day of active service.  In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement.  Notwithstanding the foregoing, the following rights will survive any termination of the Employment Period:  (i) your rights to accrued and vested benefits under any benefit plan of the Company or any of the Company Affiliates, or as set forth in any other agreement between you and the Company or any of the Company Affiliates, (ii) your right to continued participation in the Company’s health and welfare plans, except as otherwise provided in Section 5(a)(v), at your own expense pursuant to COBRA, (iii) your right to indemnification in respect of your service as a director or officer of the Company or any of the Company Affiliates, to the maximum extent provided under applicable law, the Company’s Certificate of Incorporation and By-laws (each, as they may be amended from time-to-time), and any other agreement between you and the Company, (iv) your rights in respect of shares of Common Stock that you hold and (v) your rights in respect of any equity-based awards that remain outstanding following the Employment Period (subject to the provisions of this Agreement and any equity plan or award agreement that governs the terms of such equity-based awards).

(e)Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you, if the Company is the terminating party, or to the Company, if you are the terminating party.  For purposes of this letter agreement, “Termination Date” means (i) if the Employment Period is terminated due to your death, the date of your death and (ii) if the Employment Period is terminated due to your Disability, by the Company (for Cause or without Cause) or by you (for Good Reason or without Good Reason), the date specified in the Notice of Termination (which may not be earlier than the date of such Notice of Termination).  Notwithstanding anything contained herein to the contrary, any termination of the Employment Period by you must be communicated to the Company no less than 30 days prior to the intended Termination Date.

(f)For purposes of this letter agreement, “Cause” means any one of the following: (i) a material breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony involving the Company, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of the Company Affiliates, (iv) any repeated conduct by you in material violation of Company policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of the Company Affiliates, (vi) your misappropriation of funds of the Company or any of the Company Affiliates, (vii) your gross negligence or wilful misconduct or wilful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, or (viii) your engaging in conduct involving an act of moral turpitude.  A purported termination of your employment for Cause shall not be effective unless (A) the Company provides written notice to you of the facts alleged by the Company to constitute Cause and such notice is delivered to you no more than 90 days after the Company has actual knowledge of such facts and (B) you have been given an opportunity of no less than ten days after receipt of such notice to cure the circumstances alleged to give rise to Cause and the Company, has cooperated in good faith with your efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable.

(g)For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents you from performing substantially all of the duties you have been assigned by the Company or any of its subsidiaries for either (i) 90 consecutive days or (ii) 180 days during any period of 365 consecutive days, in each case as determined in good faith by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

(h)For purposes of this letter agreement, “Good Reason” means (i) a material diminution in your authority, title, duties or responsibilities, (ii) the failure of the Company to make all payments due to you under this letter agreement or otherwise or (iii) the relocation of your primary office to a location more than 25 miles from the Company Office.  A purported termination of your employment for Good Reason shall not be effective unless (A) you provide written notice to the Company of the facts alleged by you to constitute Good Reason and such notice is delivered to the Board no more than 90 days after the occurrence of such event, (B) the Company has been given an opportunity of no less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Good Reason and you have cooperated in good faith with the Company’s efforts to cure such condition or circumstance (which cooperation will not require

Executive to waive or diminish any of his rights hereunder), but only to the extent that such circumstances are reasonably curable, and (c) you elect to terminate the Employment Period within 30 days following the end of the Company’s cure period due to the Company’s failure to cure.

6.Change of Control.

(a)In the event of a Change of Control (as defined in the 2015 Plan or a successor plan), all equity awards you hold shall, to the extent unvested, fully vest as of immediately prior to such Change of Control.

(b)Notwithstanding any other provision of this letter agreement:

(i)In the event it is determined by an independent nationally recognized public accounting firm that is reasonably acceptable to you, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a 280G Change of Control (which for purposes of this Section 6(b) shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the 280G Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you not less than ten business days prior to the 280G Change of Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to you under this letter agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.  In connection with making determinations under this Section 6(b), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by you before or after the 280G Change of Control.

(ii)If the determination made pursuant to Section 6(b) results in a reduction of the payments that would otherwise be paid to you except for the application of Section 6(b), the Company shall promptly give you notice of such determination.  Such reduction in payments shall be first applied to reduce any cash payments that you would otherwise be entitled to receive (whether pursuant to this letter agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A (as defined in Section 13(h)), you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A.  Within ten business days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this letter agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this letter agreement.

(iii)As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this letter agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this letter agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(iv)In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 6(b), you shall control the issues involved in such dispute and make all final determinations with regard to such issues.  Notwithstanding anything herein to the contrary, the Company shall promptly pay, upon demand by you, all legal fees, court costs, fees of experts and other costs and expenses which you incur no later than ten years following your death in any actual, threatened or contemplated contest of your interpretation of, or determination under, the provisions of this Section 6(b).

7.Confidential Information.

(a)You will not disclose or use at any time any Confidential Information (as defined below in Section 7(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the CEO or Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of the Company Affiliates or (iii) rights under any agreement with the Company or any of the Company Affiliates.

(b)You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or the Company Affiliates which you may then possess or have under your control.

(c)As used in this letter agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their businesses, including without limitation (i) information, observations and data concerning its and their business and affairs, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xv) all similar and related information in whatever form.

(d)Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i)is in the public domain or becomes publicly known in the industry in which the Company or any of the Company Affiliates operates or is disclosed by the Company or any of the Company Affiliates other than as the result of a breach of this letter agreement or any other agreement by you; or

(ii)is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided, however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

(e)Notwithstanding the foregoing, nothing in or about this letter agreement prohibits you from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding concerning the Company without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.  Furthermore, you are advised that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

8.Inventions and Patents.  You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of the Company Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including without limitation any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or the Company Affiliates.  For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of the Company Affiliates shall be the sole owner of all right, title and interest in such Work Product, including without limitation all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this letter agreement.  You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product.  You will take reasonable steps to promptly disclose such Work Product to the CEO and Board and perform all actions reasonably requested by the CEO and Board (whether during or after the Employment Period) to establish and confirm such ownership (including without limitation the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and the Company Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

9.Non-Competition; Non-Solicitation; Non-Disparagement.

(a)You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and the Company Affiliates’ trade secrets and with other Confidential Information concerning the Company and the Company Affiliates and that your services will be of special, unique and extraordinary value to the Company and the Company Affiliates.  Therefore, you agree that, during the Restriction Period (as defined in Section 9(b) below), you will not (x) anywhere the Company or any of the Company Affiliates conducts business or (y) anywhere the Company or any of the Company Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity:

(i)own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the business of the Company; or

(ii)except as permitted by Section 7(e), say anything which is harmful to the reputation of the Company or any of the Company Affiliates or which could be reasonably expected to lead any person to cease to deal with the Company or any of the Company Affiliates on substantially equivalent terms to those previously offered or at all.

(b)For purposes of this letter agreement, “Restriction Period” means during the Employment Period, and for a period of one year following your receipt of the final payment described in Section 5, as applicable.

(c)Nothing in Section 9(a) will (x) prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation or (y) prohibit you, following the termination of your employment by the Company, from acting as a legal counsel, consultant, employee, officer or director of a business that is in competition with the business of the Company; provided that the provisions of Section 7 shall continue to govern the disclosure or use of Confidential Information.

(d)During the Restriction Period, you will not:

(i)induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand; or

(ii)engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates or any person who has been an employee, officer or manager of, or consultant to, the Company or any of the Company Affiliates at any time during the two-year period ending on the date of such determination.

(e)Nothing in clause (ii) of Section 9(d) shall prohibit you, following the termination of your employment by the Company, in connection with your work for a future employer, from making or initiating a solicitation of employment distributed to the general public and engaging a current or former Company employee, officer, manager or consultant who responded to such general public solicitation.

(f)The Company, on behalf of itself and all of the Company Affiliates, agrees that during the Restriction Period they and their executive officers (or other persons acting on their behalf) will not say anything which is harmful to your reputation or which could be reasonably expected to lead any person to cease to deal with you or engage you in any consulting or employment position.

10.Enforcement.

(a)Because the employment relationship between you and the Company is unique and because you have access to Confidential Information and Work Product, you agree that money damages would be an inadequate remedy for any breach of Section 7, 8 or 9.  Therefore, in the event of a breach or threatened breach of Section 7, 8 or 9, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)Sections 5, 6, 7, 8 and 9 will expressly survive termination of this letter agreement.  The existence of any claim or cause of action by you against the Company and/or any of the Company Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 6(b), 7, 8 or 9, but such claim or cause of action shall be litigated separately.

11.Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) upon delivery, if delivered personally to the recipient, against written receipt therefor, or (b) upon the first Business Day after the date sent, if sent priority next Business Day delivery to the intended recipient by a reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Steve Hoffman, Chief Executive Officer

Tyme Technologies, Inc.

17 State Street - 7th Floor

New York, New York 10004

and with a copy (which shall not constitute notice) to:

Keith S. Braun, Esq.

Moritt Hock & Hamroff LLP

400 Garden City Plaza

Garden City, New York 11530

If to you, to the address appearing in the Company’s records.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient.  Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 11.

12.Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are in good health and are not suffering from, and have never suffered from, any serious illness, disease or other physical or mental condition that has prevented or materially interfered with, or might reasonably be expected in the future to prevent or materially interfere with, your ability to perform those services described in this letter agreement.  The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement and the Option Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement and the Option Agreement by the Company and you, such agreements will be valid and binding obligations of the Company.

13.General Provisions.

(a)Severability.  It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)Complete Agreement.  This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)Successors and Assigns.  Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that your rights and obligations under this letter agreement will not be assigned without the prior written consent of the Company.

(d)Governing Law.  This letter agreement will be governed by and construed in accordance with the domestic laws of New Jersey, without giving effect to the choice of law provisions thereof.  The parties agree that the exclusive venue for all disputes under this letter agreement shall be the federal and state courts sitting in Mercer County, New Jersey.

(e)Amendment and Waiver.  The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(f)Headings.  The section headings contained in this letter agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter agreement.

(g)Counterparts.  This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  The signatures of any of the persons executing this letter agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of this letter agreement.

(h)409A Provision.  (i)  For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”).  The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A, and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A.

(ii)For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment.  To the extent that the Company determines that any payment or benefit pursuant to this letter agreement constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Section 409A, the six-month delay for amounts payable upon a separation from service) and the Treasury Regulations and any applicable guidance thereunder.

(iii)Except as specifically permitted by Section 409A or as otherwise specifically set forth in this letter agreement, the benefits and reimbursements provided to you under this letter agreement and any Company plan or policy during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this letter agreement or any Company plan or policy in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred and proper documentation is provided to the Company, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(i)Reimbursement of Legal Review Expenses.  Upon execution of this letter agreement by you, the Company shall reimburse you for your reasonable legal costs and expenses that you have incurred in the negotiation and execution of this letter agreement, such reimbursement amount not to exceed $5,000.00 in total.  Reimbursement will be made promptly after the Company’s receipt of an invoice for such costs and expenses and, in any event, in accordance with Section 13(h)(iii).

(j)“Business Day” Defined.  For purposes of this letter agreement, the capitalized term “Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to be closed.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to the Company.

Very truly yours,

Tyme Technologies, Inc.

By:/s/ Steve Hoffman

Name:  Steve Hoffman

Title:    Chief Executive Officer

The terms of this letter agreement are accepted
and agreed to as of the date first set forth above by:

/s/ James Biehl

James Biehl

EXHIBIT A

Form of Nonqualified Option Agreement

A-1

EXHIBIT B

Form of Release

RELEASE

This Release (“Release”) is delivered by James Biehl on this __ day of _________, 20__.

DEFINITIONS

A.As used herein, unless otherwise specified, the term “Employer” shall mean Tyme Technologies, Inc., and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, divisions (whether incorporated or unincorporated), and all of its and their past and present owners, directors, officers, trustees, shareholders, managers, employees and agents (in their individual and representative capacities).

B.As used herein, unless otherwise specified, the term “Employee” shall mean James Biehl and all of his heirs, family members, executors, accountants, administrators, attorneys, agents, assigns, successors and representatives.

RECITALS

WHEREAS, Employee’s employment ended on	, 20__; and

WHEREAS, it is a condition to Employee’s receipt of certain post-employment benefits (“Conditional Benefits”) under Sections 5(a)(iii), (iv) and (v) of the letter agreement, dated September 10, 2018 (the “Employment Agreement”), between Employee and Employer that Employee execute this Release.

NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Consideration.  Employee acknowledges that the Conditional Benefits are in excess of any earned wages or benefits due and owing to Employee, and would not be paid or provided unless Employee executed this Release.  Employee acknowledges and agrees that the Conditional Benefits are adequate and independent consideration for Employee executing this Release and releasing any and all claims against Employer.

2.Release of All Claims.  In consideration of the above, and the other promises set forth in this Release, Employee fully and forever waives, releases, acquits and discharges Employer from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the effective date of this Release relating to and/or arising out of the Employment Agreement, Employee’s employment with Employer and/or the cessation of Employee’s employment with Employer (collectively, the “Released Claims”), including, but not limited to, all claims, actions, suits, charges, grievances and/or causes of action for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorney fees, judgments, executions, wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or any other claim or cause of action, which has or could have been alleged under the common law, civil rights statutes, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”), The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Workers Adjustment Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), any and all federal, state, local statutes, ordinances, and laws, and every type of relief (legal, equitable and otherwise), available to Employee.  Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release.  Nothing in this Release shall be construed as releasing Employer from, and the Released Claims shall not include:  (a) any obligation to pay those amounts due to Employee under Section 5(a) of the Employment Agreement, subject to the terms and conditions thereof; (b) Employee’s rights to enforce the terms of the Employment Agreement that survive the termination of the Employment Period (as defined in the Employment Agreement); (c) Employee’s rights described in Section 5(d) of the Employment Agreement; (d) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA), (e) Employee’s right to indemnification or exculpation under the Employment Agreement, Employer’s policies or law with respect to Employee’s service as a director or officer of Employer; (f) any claims for wages that are due and owing to Employee; (g) any claims that by law cannot be waived by private agreement without judicial or governmental supervision; or (h) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from Employer to the extent permitted by law.

3.Covenant Not to Sue.  Employee represents that he has not filed any action, charge, suit, or claim against Employer with any federal, state or local agency or court relating to any Released Claim.  Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against Employer.  Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable, or otherwise) with respect to, relating to and/or on account of any such claims, matters or actions.  Employee agrees to opt-out of any class action or collective action filed against Employer to the extent related to a Released Claim.

4.Confidentiality.  To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment and/or cessation of employment with Employer, as well as the terms of this Release; provided however, Employee may discuss the terms of this Release with his spouse, legal representative, and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Section 4.  Notwithstanding anything herein to the contrary, Section 7(e) of the Employment Agreement will apply to this Release.

5.Return of Employer’s Property.  Employee represents that he has returned to Employer any and all property, records, papers, documents and writings, in whatever form, of Employer in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

6.Cooperation.

(a)To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit, or arbitration against Employer with respect to a Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute. In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving Employer and related to a Released Claim, Employee shall immediately advise Employer in writing of same.

(b)Employee agrees to cooperate with Employer in any internal investigation, administrative, regulatory, or judicial proceeding or any dispute with a third party.  Employee’s cooperation may include being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer pertinent information, and turning over to Employer all relevant documents which are or may come into Employee’s possession.  Employee understands that in the event Employer asks for Employee’s cooperation in accordance with this provision, Employer will reimburse him for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to Employer.

7.ADEA Notice and Acknowledgement.  Employee acknowledges that he has carefully read this Release and fully understands its contents.  Prior to signing this Release, Employee has been advised in writing hereby and has had an opportunity to consult with his attorney of choice concerning the terms and conditions of this Release with regard to any claim or right Employee may have under the ADEA or otherwise.  Employee has been offered at least [21][45] days to review and consider this Release.  Employee may voluntarily and knowingly waive this [21/45]-day period, or any part thereof, if he signs this Release prior to the expiration of [21/45] days.  After signing this Release, Employee shall have seven days from the signing date to revoke this Release.  This Release shall not be effective (including for purposes under the Employment Agreement) until after the seven-day revocation period has expired.  Any revocation must be made in writing and delivered to the Chief Executive Officer or Chief Financial Officer of Employer.  Until all applicable periods set forth in this Section 7 have expired, Employer shall not be required to make any payment to Employee which payment is, under Section 5(a)(iii) or (iv) of the Employment Agreement, contingent upon the signing and delivery to the Company of this Release.  By signing this Release, Employee agrees and understands that he is waiving and releasing any and all rights he may have to pursue claims against Employer, from the beginning of time up to the effective date of this Release, including, without limitation, all ADEA claims.

8.Governing Law.  New Jersey law shall govern this Release, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

9.Successors and Assigns.  This Release shall inure to the benefit of the successors and assigns of Employer.

10.Severability.  If any portion of this Release is ruled unenforceable, all remaining portions of this Release shall remain valid.

11.No Reliance; No Waiver.  Employee represents that he is not relying on any representation, statement, or promise of Employer or any other party in giving this Release.  This Release may not be amended, modified, waived, or terminated except in a writing signed by Employee and an authorized representative of Employer.

12.Headings.  The paragraph and section headings in this Release are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO, AND GIVES THIS RELEASE.  EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AND HAS BEEN AFFORDED SUFFICIENT AND REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.  EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE WHICH CONTAINS A RELEASE AND WAIVER.

Dated:

James Biehl

B-4